Exhibit 10.28

PURCHASE ORDER	[**]
ISSUE DATE:	8/4/2025
TOTAL AMOUNT:	$5,090,250.40

SELLER INFORMATION	BUYER INFORMATION
Elmet Technologies, LLC [**] 1560 Lisbon St Lewison, ME, 04240	BlueForge Alliance Headquarters 3891 S. Traditions Drive Bryan, TX 77807 USA [**] Contact: Justin Cline

ORDER DATE	BUYER	TERMS	FOB	START PERIOD OF PERFORMANCE	END PERIOD OF PERFORMANCE
8/4/2025	Blanford, Andrew	NET 15		08/04/2025	03/04/2027

LINE	STATUS	DESCRIPTION	U/M	DUE DATE	QTY	NET UNIT COST	EXTENDED COST
1	Open	Labor	EA	3/4/2027	1.00	$2,136,309.21	$2,136,309.21

Firm Fixed Price

Prime Contract #: [**] DPAS Rating: DX-A3

LINE	STATUS	DESCRIPTION	U/M	DUE DATE	QTY	NET UNIT COST	EXTENDED COST
2	Open	Material	EA	3/4/2027	1.00	$2,944,517.19	$2,944,517.19

Firm Fixed Price

Prime Contract #: [**] DPAS Rating: DX-A3

LINE	STATUS	DESCRIPTION	U/M	DUE DATE	QTY	NET UNIT COST	EXTENDED COST
3	Open	Travel	EA	3/4/2027	1.00	$9,424.00	$9,424.00

Firm Fixed Price

Prime Contract #: [**] DPAS Rating: DX-A3

Bill To:
BlueForge Alliance Headquarters

Subtotal Amt: $5,090,250.40

DOCUMENT: [**] PRINTED: 8/6/25

PAGE 1 of 2

PURCHASE ORDER [**] ISSUE DATE: 8/4/2025 $5,090,250.40 TOTAL AMOUNT: E 8/4/2025 Blanford, Andrew NET 15 08/04/2025 03/04/2027 Attachment 1: BFA General Terms and Conditions Attachment 2: Statement of Work - Elmet Technologies SDF Investment Attachment 3: EB Commercial FAR/DFAR Provisions for FFP Purchase Order Attachment 4: EB Commercial Insurance Requirements Attachment 5: SDF Addendum EXTENDED COST NET UNIT COST QTY DUE DATE U/ M DESCRIPTION STATUS LINE nvelope ID: DF7F8AAB - 40A7 - 429B - 805A - 6B0007B37CC5 SELLER INFORMATION BUYER INFORMATION Elmet Technologies, LLC [**] BlueForge Alliance Headquarters 1560 Lisbon St 3891 S. Traditions Drive Lewison, ME, 04240 Bryan, TX 77807 USA [**] Contact: Justin Cline END PERIOD OF PERFORMANCE START PERIOD OF PERFORMANCE FOB TERMS BUYER ORDER DATE 1 Open Labor EA 3/4/2027 1.00 $2,136,309.21 $2,136,309.21 Firm Fixed Price Prime Contract #: [**] DPAS Rating: DX - A3 2 Open Material EA 3/4/2027 1.00 $2,944,517.19 $2,944,517.19 Firm Fixed Price Prime Contract #: [**] DPAS Rating: DX - A3 3 Open Travel EA 3/4/2027 1.00 $9,424.00 $9,424.00 Firm Fixed Price Prime Contract #: [**] DPAS Rating: DX - A3 Bill To: BlueForge Alliance Headquarters Subtotal Amt: $5,090,250.40 Docusign DOCUMENT: [**] PRINTED: 8/6/25 PAGE 1 of 2

3891 S. Traditions Dr Bryan, TX, 77807 PO Total Tax: PO Total Amt: 0.00 $5,090,250.40 PAYMENT AND BILLING INFORMATION "Invoice Contact" The NTE value of this Purchase Order, plus any applicable taxes, is $ 5 , 090 , 250 . 40 . Payment terms are NET 15 unless BlueForge provides written notice that the Government/Customer has accelerated payments . Seller will invoice BlueForge in accordance with Clause 6 of the General Purchase Order Terms and Conditions and Invoice Schedule outlined in the Subcontractor Statement of Work . Sufficient Objective Quality Evidence for completed/purchased items should also be included when invoicing . To assure timely payment, please email invoices to the email provided below ( ) . If sending via email, please DO NOT send a duplicate copy through mail . Only if email is not an option, then submit invoices to the billing address indicated in the ("Billing Address") below . All invoices must reference the applicable Purchase Order number [**] . If invoices are not sent as instructed, there may be a delay in payment with no penalty imposed on BlueForge Alliance . Invoice must include Purchase Order Number Invoice Contact: [**] Billing Address: [**] By signing below, Seller acknowledges that it : (1) has reviewed this Purchase Order [**] ("Purchase Order") and all Attachments, (2) understands the Terms and Conditions of this Purchase Order, and (3) agrees to such Terms and Conditions . Subcontractor agrees to perform its Work in strict accordance with this Purchase Order and all Attachments . Subcontractor agrees that this Purchase Order may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument . The person executing this Purchase Order on behalf of Subcontractor affirmatively represents that she/he has the requisite legal authority to enter this Purchase Order on behalf of Subcontractor and bind Subcontractor to the terms and conditions of this Purchase Order . If this Purchase Order is designated a "rated order" under the DPAS, and Subcontractor is a United States (U . S . ) company/entity or is a foreign (non - U . S . ) entity with U . S . presence, by signing below, Subcontractor acknowledges the receipt of a "rated order" . If Subcontractor is a United States (U . S . ) company/entity or is a foreign (non - U . S . ) entity with U . S . presence and cannot accept the terms of the "rated order", Subcontractor must immediately notify BlueForge and provide reasons for the rejection of the Purchase Order in writing . "Buyer" or "BlueForge" "Seller" or "Subcontractor" BlueForge Alliance Elmet Technologies, LLC Authorized Representative Signature /s/ Peter V. Anania Date Date Printed Name Printed Name Title Title Docusign Envelope ID: DF7F8AAB - 40A7 - 429B - 805A - 6B0007B37CC5 DOCUMENT: 00001543 PRINTED: 8/6/25 PAGE 2 of 2 Robert Barr Director, Procurement Peter V. Anania 8/7/2025 President Authorized Representative Signature 8/6/2025 /s/ Robert Barr

BlueForge Alliance 3891 S. Traditions Drive Bryan, TX 77807

General Purchase Order Terms and Conditions

DEFINITIONS:

■	As used in this Purchase Order the term “FAR” means Federal Acquisition Regulations, and any Purchase Order clause that uses a word or term that is defined in the FAR, the word or term will have the same meaning as the definition in FAR 2.101 in effect on date of award of the Purchase Order unless-

●	The Purchase Order provides a different definition;

●	The Parties agree in writing to a different definition;

●	The part, subpart, or section of the FAR where the provision or clause is prescribed provides a different meaning; or

●	The word or term is defined in FAR Part 31, for use in the cost principles and procedures.

■	As used in this Purchase Order the term “DFARS” means Defense Federal Acquisition Regulation Supplement.

■	If this Purchase Order is issued pursuant to a Government contract, then-

●	any property furnished herewith is considered government-furnished property which must be accounted for in accordance with FAR Part 45 unless otherwise specified; and,

●	access to technical data and equipment (e.g., “defense articles”, “defense services”, etc.) is subject to U.S. export controls and must be strictly controlled to preclude unauthorized disclosure.

■	Buyer and Seller may be individually referred to as “Party” or collectively referred to as “Parties.”

1. ACCEPTANCE OF PURCHASE ORDER. This Purchase Order is Buyer’s offer to Seller for the materials specified or the Work to be performed hereunder and, together with any Attachments specifically incorporated herein by reference, contains the entire agreement between Buyer and Seller with respect to such materials or Work, and supersedes any other agreements or understanding made to the date hereof. This offer shall become a contract on the terms and conditions stated herein when it is accepted by both Parties via written acknowledgement. No change, modification or revision of this Purchase Order shall be valid unless in writing and signed by both Parties.

Either party may execute this Purchase Order and any additional documents including, but not limited to, modifications, change orders and representations and certifications related to this Purchase Order by electronic signature. The other party shall be entitled to rely on such electronic signature as evidence that this Purchase Order has been duly executed by an authorized representative. Further, neither party shall contest the validity of this Purchase Order based on the use of electronic signatures.

2. AMENDMENTS REQUIRED BY GOVERNMENT CONTRACT AND/OR CHANGES OF LAW, RULES, AND/OR REGULATIONS. The Seller agrees that, it will negotiate in good faith with the Buyer relative to amendments or supplements to this Purchase Order to incorporate additional provisions herein or to change provisions hereof, as may reasonably deem necessary in order to comply with the provisions/clauses/requirements of Buyer’s Government contract.

3. INDEPENDENT CONTRACTOR. Services rendered by Seller for Buyer and Seller’s and Buyer’s respective relationship in all matters related to this Purchase Order shall be as independent contractor and not as employee, agent, or servant. Seller shall obey all federal, state, and local safety and health regulations in the performance of the services to be supplied hereunder, and while on the premises of Buyer.

4. BUSINESS CONDUCT AND ETHICS. Buyer maintains a comprehensive Ethics and Business Conduct Program, which includes a “Supplier Code of Conduct,” or expectations that Buyer holds for its Sellers. Seller agrees that it will adhere to the principles of the Supplier Code of Conduct, including developing a suitable system for identifying and reporting possible violations and agrees that it will invoke similar requirements on its lower-tier subcontractors irrespective of this Purchase Order’s value. Additional requirements may apply to those Purchase Orders exceeding the threshold specified in FAR 52.203-13 Contractor Code of Business Ethics and Conduct as invoked on this Purchase Order.

5. ORDER OF PRECEDENCE. In the event of any inconsistency between any parts of this Purchase Order, the inconsistency shall be resolved by giving precedence in the following order:

a)	Authorized modifications to the Purchase Order,

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b)	Provisions contained in this Purchase Order with its exhibits, Attachments, drawings, specifications and other plans or documents,

i.	These Terms and Conditions,

ii.	P.O. Appendices/Attachments,

iii.	Drawings and specifications,

iv.	Other plans or documents referenced in this Purchase Order, including any Non-disclosure Agreement signed by the Parties.

Seller shall immediately bring any inconsistencies to the attention of the Buyer in writing.

6. INVOICES AND PAYMENT. Seller represents and warrants that it will invoice Buyer for its purchase of goods or services in a timely fashion, but in no event more than 30 days after a milestone event, as outlined in Attachment No. 1, Subcontractor’s Statement of Work, or delivery of goods or services.

Copies of all invoices shall be forwarded to Buyer’s Invoice Contact identified on the face of this Purchase Order at the email address provided and shall reference the Purchase Order number.

Seller shall take the following action in the case of any duplicate financing or invoice payment, or if Buyer has otherwise overpaid Seller:

a)	Remit overpayment amount to Buyer with a description of overpayment including:

1.	Circumstances of the overpayment

2.	Date(s) of overpayment

3.	Purchase Order number affected

4.	Affected contract line item or sub-line item, if applicable

b)	Provide a copy of the remittance and supporting documentation to Buyer.

7. INSPECTION. All items are subject to final inspection and acceptance by Buyer and Government at destination, notwithstanding any prior payment or inspection at source, and such inspection shall be made within a reasonable time after delivery. Acceptance of any items by Buyer shall not be deemed to alter or affect the obligations of Seller or the rights of Buyer and its customers under this Purchase Order.

8. CHANGES. Buyer may at any time by written notice make changes within the general scope of this Purchase Order to drawings and specifications, shipping instructions, quantities, and delivery schedule. Should any such change increase or decrease the cost of, or the time required for, performance of the Purchase Order, an equitable adjustment in the price and/or delivery schedule may be made. Any claims for adjustment by Seller must be made within twenty (20) business days from the date the change is ordered or within such additional period of time as may be agreed upon. Only Buyer’s Procurement Representative has authority to make changes in, to amend, or to modify this Purchase Order on behalf of Buyer. Such changes, amendments or modifications shall be bilateral, must be in writing and signed by Buyer’s Procurement Representative and Seller’s Representative. In no event shall Seller take direction directly from Buyer’s Customer, any higher tier contractor(s), or the U.S. Government, with respect to the applicable prime contract, this Order, and/or any related order, unless specifically directed to do so in writing by Buyer’s Procurement Representative.

9. TITLE AND RISK OF LOSS. (a) Unless otherwise provided in this Purchase Order, Seller shall have title to and bear the risk of any loss of or damage to the items purchased hereunder until they are delivered in conformity with this Purchase Order at the FOB point specified on the face hereof, and unless otherwise stated in writing by Buyer, upon such delivery title shall pass from Seller to Buyer and Seller’s responsibility for loss or damage shall cease except for loss or damage resulting from Seller’s negligence or failure to comply with this Purchase Order. Passing of title upon such delivery shall not constitute acceptance of the items by Buyer.

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(b) Unless otherwise provided in this Purchase Order, Seller upon delivery to it or manufacture or acquisition by it, of any materials; parts, special tooling or other property, assumes the risk of and shall be responsible for any loss thereof or damage thereto. Seller, in accordance with the provisions of this Purchase Order, but in any event upon completion thereof, shall return any Buyer Supplied property to Buyer in the condition in which it was received except for reasonable wear and tear and except to the extent that such property has been incorporated in items delivered under this Purchase Order, or has been consumed in normal performance of Work under this Purchase Order. If Seller is furnished Government owned property for use in connection with this Purchase Order, Seller shall comply with the provisions of Federal Acquisition Regulations (FAR), PART 45 -GOVERNMENT PROPERTY which is hereby incorporated herein by reference. “Special Tooling” as herein used includes all special tools, jigs, fixtures, drawings, dies, molds, and patterns acquired or manufactured by Seller for use in the performance of this Purchase Order, and does not include any standard or perishable tooling, gauges, or measuring instruments.

10. STOP WORK. Buyer may, by written notice, stop Work under this Purchase Order at any time. Upon receipt of such notice, Seller shall immediately comply with its terms and, during the stop work, take all reasonable steps to minimize the incurrence of costs allocable to the Work covered by the suspension notice. If the stop work ordered under this paragraph results in an increase in the time required for, or in increase in Seller's cost of, the performance of any part of this Purchase Order, Seller may request an equitable adjustment. Seller shall assert its right to an adjustment no later than 20 business days after the Work suspension is lifted. Seller’s costs shall be subject to audit and approval by the Government and/or prime contractor.

11. TERMINATION AND DEFAULTS. The rights and obligations specified in FAR Section 52.249-2, 52.249-6, and/or 52.249-8, as applicable, are hereby made applicable to this Purchase Order and said sections are hereby incorporated in this Purchase Order by reference, except that the terms “Contracting Officer” and “Government” used therein shall mean “Buyer”, “Contractor” shall mean “Seller”, “Contract” shall mean, “this Purchase Order”, the “Termination for Convenience” clause shall mean the Termination clause referred to in this Article; and the reference therein to a “Disputes” clause shall be inapplicable. Waiver by Buyer of any default by Seller shall not be deemed a waiver of any other default in the “Termination of Convenience” clause, paragraph (d), the term “45 days” is changed to “90 days” and in paragraph (e) the term “1 year” is changed to “6 months”. In no event shall Seller acquire any direct claim or cause of action against the United States government.

12. PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY.

a)	Except to the extent that information is clearly in the public domain, all information provided by Buyer to Seller during the performance of this Purchase Order and all improvements, modifications and derivations thereto shall be deemed to be the proprietary information of Buyer.

b)	Seller agrees:

1.	To hold Buyer's proprietary information in confidence and to protect it from release to third parties;

2.	To disclose Buyer's proprietary information only to Seller's employees who have a need-to-know and only after they have been made aware of the proprietary nature of the information; and,

3.	To use such proprietary information solely for the purposes of performing this Purchase Order.

c)	The restriction on release to third parties contained in this paragraph will not apply to release by Seller to subcontractors that Seller uses in performing this Purchase Order provided Seller includes in such subcontracts a provision substantially the same as this paragraph.

d)	Seller shall not deliver, disclose or incorporate any proprietary information to Buyer without first providing Buyer with advance notice, and receiving written concurrence. All Seller-delivered information must be properly marked in accordance with the DFARS clauses invoked herein and associated Attachments.

e)	If Seller fails to obtain prior written concurrence, or fails to properly mark the information, such information shall be deemed to be acquired free from any restrictions and shall be deemed to have been disclosed as part of the consideration for this Purchase Order. Seller thereby agrees not to assert any claim against Buyer by reason of Buyer’s use or alleged use thereof.

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f)	The rights and obligations specified in FAR Section 52.227-11, 52.227-11 Alt II, or DFARS 252.227-7038, as applicable are hereby made applicable to this Purchase Order and said sections are hereby incorporated in this Purchase Order by reference.

1.	In the event that any subcontractor, at any tier, under this Purchase Order, asserts that it is entitled to furnish such data with less than rights specified herein or that is otherwise proprietary, Seller shall promptly notify Buyer thereof together with the factual basis for each assertion.

2.	The term “technical data” used in this Purchase Order has the meaning set forth in paragraph (a) of the applicable clause hereof entitled “rights in Technical Data – Other Than Commercial Products and Commercial Services or Commercial Products and Commercial Services (DFARS 252.227-7013 and 252.227-7015)”

g)	All reports, memoranda, or other materials in written form, prepared by Seller pursuant to this Purchase Order and furnished to Buyer by, or on behalf of, Seller hereunder shall become the sole property of Buyer. Buyer, and Buyer’s customer, shall have an unlimited royalty-free license to use all reports, memoranda, or other materials in written form, prepared by Seller pursuant to this Purchase Order and furnished to Buyer by, or on behalf of, Seller solely for the purpose of Buyer satisfying its obligations to the Government or a higher-tiered contractor under the applicable prime contract or higher-tiered subcontract identified in the Purchase Order.

13. ACCESS TO PROPRIETARY DATA OR COMPUTER SOFTWARE.

a)	The Seller agrees:

1.	To utilize the proprietary information only in connection with the performance of this Purchase Order;

2.	To use at least the same degree of care in safeguarding Buyer’s proprietary information as it uses to safeguard its own similar, proprietary information that it does not wish to disclose, provided such degree of care is reasonably calculated to prevent inadvertent disclosure and unauthorized use thereof;

3.	Educate its personnel who will have access to the data or software as to the restrictions under which access is granted;

4.	Not disclose the data or software to third party, including but not limited to, any joint venturer, affiliate, successor, assign of Seller, or other Seller personnel, except as authorized by Buyer;

5.	Not to use any portion of this proprietary information for personal gain or to advance or support Seller's or others' business other than for this Purchase Order reproduce the restrictive stamp, marking, or legend on each use of the data or software whether in whole or in part; and,

6.	To notify Buyer immediately upon discovery of any inadvertent disclosure or unauthorized use of proprietary information and to promptly use reasonable efforts to prevent any further inadvertent disclosure or unauthorized use.

b)	The restrictions on use and disclosure of the data and software described above also apply to such information received from Buyer through any means to which Seller has access in the performance of this Purchase Order that contains proprietary or other restrictive markings.

c)	Seller agrees that it will promptly notify Buyer of any attempt by an individual, company, or Buyer representative not directly involved in the effort to be performed under this Purchase Order to gain access to such proprietary information. Such notification shall include the name and organization of the individual, company, or Buyer representative seeking access to such information.

d)	Seller shall include this requirement in subcontracts of any tier which involve access to information covered by paragraph (a).

14. CLEARANCE OF MATERIAL INTENDED FOR PUBLIC RELEASE. No news release, advertisement, public announcement, denial, or confirmation of same relating to any part of the subject matter of this Purchase Order, any phase of any program, or any reference to Buyer or its employees hereunder shall be made directly or indirectly without prior written approval of Buyer. A request for public release shall be transmitted to Buyer at least two (2) weeks prior to the anticipated printing or release date. If this Purchase Order is issued under a government contract, the Government is excluded from the restrictions set out in this provision.

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15. USE OF DESIGNS, DATA, ETC. Seller agrees that it will keep confidential the features of any equipment, tools, gauges, patterns, designs, drawings, engineering data or other technical or proprietary information furnished by Buyer and use such items only in the production of items under this Purchase Order or other orders from Buyer, and not otherwise, unless Buyer’s written consent is first obtained; provided, however, that Seller shall have the right to use such items in the manufacture of end items for direct sale to the Government to the extent the Government has the right under its prime contracts with Buyer to authorize such use by Seller. Upon completion or termination of this Purchase Order, Seller shall return all such items to Buyer or make such other disposition thereof as may be directed or approved by Buyer.

16. EXPORT AND IMPORT COMPLIANCE.

a)	Export Compliance. Seller is advised that its performance of this Order may involve the use of or access to articles, technical data or software that is subject to export controls under 22 United States Code 2751 – 2796 (Arms Export Control Act) and 22 Code of Federal Regulations 120-130 (International Traffic in Arms Regulations) or 50 United States Code 2401 – 2420 (Export Administration Act) and 15 Code of Federal Regulations 768 – 799 (Export Administration Regulations) and their successor and supplemental laws and regulations (collectively hereinafter referred to as the “Export Laws and Regulations”). Seller represents and warrants that it is either:

1.	A U.S. Person as that term is defined in the Export Laws and Regulations; or,

2.	That it has disclosed to Buyer’s Representative in writing the country in which it is incorporated or otherwise organized to do business, or if a natural person, all citizenships and U.S. immigration status.

b)	Seller shall comply with any and all Export Laws and Regulations, and any license(s) issued thereunder, including but not limited to, the requirement for Seller to register with the Department of State in accordance with the ITAR.

c)	Foreign Personnel/Persons. Seller shall not give any Foreign Person (including Seller’s own non-U.S. employees or affiliates) access to Technical Data, software or Defense Articles, or provide an unauthorized Defense Service as those terms are defined in the applicable Export Laws and Regulations without the prior written consent of Buyer. Any request for such consent must state the intended recipient’s citizenship(s), and status under 8 U.S.C. 1101 and 8 U.S.C. 1324 (the “Immigration and Naturalization Act”), and such other information as Buyer may reasonably request. No consent granted by Buyer in response to Seller’s request under this paragraph c shall relieve Seller of its obligations to comply with paragraph B of this provision or the Export Laws and Regulations, nor shall any such consent constitute a waiver of the requirements of paragraph B, nor constitute consent for Seller to violate any requirement of the Export Laws and Regulations.

d)	Indemnification. Seller shall indemnify and hold harmless Buyer, Buyer’s parent and affiliates and their respective officers, directors, and employees from and against any and all liabilities, claims losses and expenses arising out of the failure of Seller, its employees, subcontractors, or agents to comply with the requirements of this provision and breach of the warranty set forth in paragraph a. Seller shall, at its own cost, defend Buyer against such claims, losses, and liabilities, and, it shall pay Buyer’s reasonable attorney fees and expenses, related to carrying out and enforcing the terms of this provision, as those costs are incurred. Buyer has the right to conduct such defenses if it so chooses. Any failure of Seller to comply with the requirements or any breach of the warranty contained in this provision shall be a material breach of this Purchase Order.

e)	Additional restrictions apply to Naval Nuclear Propulsion Information (NNPI). Refer to applicable provisions below.

f)	Marking Requirements. Seller shall place the following statement on documents containing defense technical data that is controlled by the Arms Export Control Act:

“WARNING - This document contains technical data whose export is restricted by the Arms Export Control Act (Title 22, U.S.C. Sec. 2751, et seq.) or the Export Administration Act of 1979, as amended, Title 50, U.S.C., App 2401, et seq. Violations of these export laws can result in severe criminal penalties. Disseminate in accordance with provisions of OPNAVINST 5510.161.”

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g)	Subcontracts. The substance of this provision shall be incorporated into any lower-tier subcontract entered into by Seller for the performance of any part of the Work under this Purchase Order.

17. EXPORTS, RE-EXPORTS, RE-TRANSFERS AND SUBLICENSING

a)	No export, re-export, re-transfer, or sublicensing in performance of this Purchase Order or any subcontract hereunder, at any tier and regardless of location, may be made prior to receiving (1) written Buyer approval and (2) any required Government export authorization.

b)	When Buyer and/or Government approval is required, the Seller agrees to provide Buyer with the following: name of subcontractor, full address of subcontractor including their country, role of subcontractor, a list of defense articles and/or technical data to be transferred.

c)	Notification. Seller will notify Buyer if any deliverable under this Purchase Order is subject to the export control laws or regulations of any non-U.S. country.

18. INDEMNIFICATION.

a)	Both Parties agree to indemnify, defend, and hold harmless the other Party, its affiliates, and their respective officers, directors, customers, agents, and employees, (collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, arising from or in connection with a breach of this agreement by the either Party or its representatives.

b)	Both Parties agrees to pay or reimburse all costs that may be incurred by either Party in enforcing this indemnity, including attorney’s fees, court costs, settlement costs, or any amount withheld from Buyer’s higher-tier Government contract.

c)	Neither Party shall not settle any suit or claim which arises under this clause without the other Party’s prior written approval.

d)	At either Party’s request, the other Party shall defend the requesting Party, its affiliates, and their respective officers, directors, customers, agents, and employees, against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses arising from any act or omission of Seller, Seller’s parent company (if applicable), its officers, directors, agents, employees, suppliers, or subcontractors at any tier, in the performance of any of its obligations under this Purchase Order.

19. COMPLIANCE WITH LAWS

a)	In performing Work under this Purchase Order, Seller shall comply with all applicable foreign or domestic laws, orders, rules, ordinances and regulations.

b)	To the extent not exempt, this contractor and subcontractor shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status, or disability. In addition, this contractor will not discharge or in any other manner discriminate against any employee or applicant for employment because such employee or applicant has inquired about, discussed, or disclosed the compensation of the employee or applicant or another employee or applicant. To the extent not exempt, this contractor and subcontractor shall also abide by the requirements of 29 CFR Part 471, Appendix A.

20. SUBCONTRACTING OR ASSIGNING. Neither this Purchase Order nor the obligations of Seller hereunder shall be subcontracted, assigned, or delegated by operation of law or otherwise without Buyer’s prior written consent.

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21. GOVERNING LAW. This Purchase Order incorporating these terms and conditions and the performance of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Texas. Venue shall be Brazos County, Texas.

22. DISPUTES. The Parties shall negotiate in good faith to resolve any and all claims, disputes, or controversies arising under, out of, or in connection with this Purchase Order. If any such claim, dispute, or controversy is not settled through negotiation within a period of thirty (30) days from the commencement thereof (or such later date agreed to by the Parties), then the Parties shall try in good faith to settle it through non-binding mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Procedures. If any such claim, dispute, or controversy is not settled through mediation within a period of sixty (60) days from the commencement thereof (or such later date agreed to by the Parties) it shall be resolved in accordance with any available legal proceedings; provided, however, that nothing in this Section 22 shall preclude a Party from pursuing injunctive or other equitable relief at any time in a court of competent jurisdiction to protect its intellectual property and/or confidential information.

23. TRAVEL EXPENSES. Travel expenses for lodging and per diem (including meals and incidentals) must be in compliance with current Federal Travel Regulation (FTR) for applicable location(s) at the time of travel. Airfare will be reimbursed for the lowest priced airfare available to Seller during normal business hours and travelers must use the least expensive compact car available, unless an exception for another class of vehicle is approved. Travelers are not to be reimbursed for purchasing pre-paid refueling options for rental cars. Reimbursement for personal vehicle usage/mileage shall be in accordance with the current FTR mileage rate at the time of travel. Seller shall obtain and maintain receipts for audit purposes to substantiate invoiced amounts for travel expenses.

24. WORKMANSHIP AND WARRANTY. Seller shall perform the services diligently and carefully in accordance with the degree of skill normally exercised by recognized professional persons or firms which supply services of a similar nature. Furthermore, and without limitation, Seller shall comply with process conformity, safety, and understand the importance of ethical behavior when performing services or providing goods to Buyer. Seller warrants that it is not aware presently of any facts that indicate to it that entering this Purchase Order will conflict with any obligations Seller may have under any other contracts, agreements, or obligations.

Seller warrants of the life of the equipment: (a) all items delivered under this Purchase Order will be free from defects in material and workmanship, will conform to applicable specifications and drawings and, to the extent such items are not manufactured pursuant to detailed designs furnished by Buyer, will be free from defects in design and suitable for the intended purposes; (b) unless otherwise stated on the face of this Purchase Order, all items delivered under this Purchase Order are new, have not been previously used and are not former Government surplus property; (c) all materials herein described and the sale thereof do not, and the use of the same for their intended purposes will not, constitute infringement or contributory infringement of any patent, copyright or trademark, or violation of any trade secret; and (d) in the performance of this Purchase Order. Seller has complied or will comply with all applicable Federal, State, and local laws and ordinances and all lawful orders, rules, and regulations thereunder. These warranties are in addition to and shall not be construed as restricting or limiting any warranties of Seller, expressed or implied, which are provided or exist by operation of law. The warranties of Seller, together with its service warranties and guarantees, if any, shall run to Buyer and its customers.

Seller shall immediately notify Buyer’s Purchase Order contact by telephone of deficiencies of which Seller becomes aware during the performance of this Purchase Order and during the warranty period. Seller shall promptly follow up its telephonic notice with a letter to Buyer’s contact identified on the face of this Purchase Order describing the deficiency and its plan for remedying it. For the purposes of this paragraph, a deficiency occurs when Seller’s goods or services fail to meet any of the performance obligations set forth above. Seller’s notice shall in no way affect the rights and remedies of Buyer.

25. INSURANCE. If applicable, Seller shall comply with the attached Insurance Requirements and provide a certificate of insurance meeting these requirements prior to the start of Work. Failure to comply may result in delay of payment.

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26. ADDITIONAL TERMS AND CONDITIONS. If this Purchase Order is issued under a government contract, and to the extent they are required by the contract under which this Purchase Order is issued, or by the Federal Acquisition Regulations (FAR) or other comparable government procurement regulations, and subject to the exemptions, conditions, and limitations therein specified, the attached FAR/DFAR clauses are incorporated herein and made a part hereof. Seller shall include in each lower-tier Purchase Order or subcontract the appropriate flow-down clauses as required by FAR and DFARs. FAR/DFARS clauses may be added to this Purchase Order by Executive Order. Flow-down provisions that are not applicable to the scope of this Purchase Order are deemed self-deleting.

27. ACCESS TO DATA OR COMPUTER SOFTWARE WITH RESTRICTIVE MARKINGS (NAVSEA) (JAN 2019)

a)	Performance under this Purchase Order may require that the Subcontractor have access to technical data, computer software, or other sensitive data of another party that contains restrictive markings. If access to such data or software is required or to be provided, the Subcontractor shall enter into a written agreement with such party prior to gaining access to such data or software. The agreement shall address, at a minimum, (1) access to, and use of, the restrictively marked data or software exclusively for the purposes of performance of the work required by this Purchase Order, and (2) safeguards to protect such data or software from unauthorized use or disclosure for so long as the data or software remains properly restrictively marked. In addition, the agreement shall not impose any limitation upon the Government/Buyer or its employees with respect to such data or software. A copy of the executed agreement shall be provided to the Buyer. The Buyer may unilaterally modify the Purchase Order to list those third parties with which the Subcontractor has agreement(s).

b)	The Subcontractor agrees to: (1) Educate its personnel who will have access to the data or software as to the restrictions under which access is granted; (2) not disclose the data or software to another party or other Subcontractor personnel except as authorized by the Government/Buyer; (3) not engage in any other action, venture, or employment wherein this information will be used, other than under this Purchase Order, in any manner inconsistent with this requirement; (4) not disclose the data or software to any other party, including, but not limited to, joint venturer, affiliate, successor, or assign of the Subcontractor; and (5) reproduce the restrictive stamp, marking, or legend on each use of the data or software whether in whole or in part.

c)	These restrictions on use and disclosure of the data and software also apply to information received from the Government/Buyer through any means to which the Subcontractor has access in the performance of this Purchase Order that contains restrictive markings.

d)	The Subcontractor agrees that it will promptly notify the Buyer of any attempt to gain access to any information with restrictive markings. Such notification shall include the name and organization of the individual, company, or Government/Buyer representative seeking access to such information.

e)	The Subcontractor shall include this requirement in subcontracts of any tier which involve access to information covered by paragraph (a).

f)	Compliance with this requirement is a material requirement of this Purchase Order.

28. REQUIRED DISCLOSURE OF ORGANIZATIONAL CONFLICT OF INTEREST (NAVSEA) (NOV 2022)

a)	“Organizational Conflict of Interest” means that because of other activities or relationships with other persons, a person is unable or potentially unable to render impartial assistance or advice to the Government/Buyer, or the person’s objectivity in performing the contract work is or might be otherwise impaired, or a person has an unfair competitive advantage. “Person” as used herein includes Corporations, Partnerships, Joint Ventures, and other business enterprises.

b)	The Subcontractor warrants that to the best of its knowledge and belief, and except as otherwise set forth in the Purchase Order, at the time of execution of this Purchase Order the Subcontractor does not have any organizational conflict of interest(s) as defined in paragraph (a).

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c)	The Subcontractor agrees that, if after award, it discovers an actual or potential organizational conflict of interest, it shall make immediate and full disclosure in writing to the Buyer. The notification shall include a description of the actual or potential organizational conflict of interest, a description of the action which the Subcontractor has taken or proposes to take to avoid, mitigate, or neutralize the conflict, and any other relevant information that would assist the Buyer in making a determination on this matter. Notwithstanding this notification, the Buyer may terminate the Purchase Order for the convenience of the Buyer if determined to be in the best interest of the Buyer.

d)	Notwithstanding paragraph (c) above, if the Subcontractor was aware, or should have been aware, of an organizational conflict of interest prior to the award of this Purchase Order or becomes, or should become, aware of an organizational conflict of interest after award of this Purchase Order and does not make an immediate and full disclosure in writing to the Buyer, the Buyer may terminate this Purchase Order for default.

e)	If the Subcontractor fails to take action required by this requirement, or required by the Buyer upon receipt of the Subcontractor’s disclosure required by paragraph (c), the Buyer may terminate this Purchase Order for default.

f)	The Buyer/Government’s decision as to the existence or nonexistence of an actual or potential organizational conflict of interest shall be final.

g)	The Subcontractor shall promptly notify the Buyer, in writing, if it has been tasked to evaluate or advise the Government/Buyer concerning its own products or activities, those of its Subcontractors, those of one of its prime contractors (to which the Subcontractor is also a Subcontractor), or those of a competitor in order to ensure proper safeguards exist to guarantee objectivity and to protect the Buyer/Government's interest.

h)	The Subcontractor shall include this requirement in subcontracts of any tier which involve access to information or situations/conditions covered by the preceding paragraphs.

i)	The rights and remedies described herein shall not be exclusive and are in addition to other rights and remedies provided by law or elsewhere included in this Purchase Order.

j)	Compliance with this requirement is a material requirement of this Purchase Order.

29. BILLING FOR ACHIEVEMENT OF PERFORMANCE MILESTONES

a)	Buyer will process billings for Seller achievement of prescribed Performance Milestones delineated by this Purchase Order or Attachment/Appendix to this Purchase Order. The Seller shall not be entitled to payment of a request for Milestone Payment prior to the successful accomplishment of the Event or performance criterion for which payment is requested. Billing for partial milestone completion is not allowed. The Buyer may at any time, require the Seller to substantiate the successful performance of any event or performance criterion which has been or is represented as being payable. The Buyer may request the Seller to submit a spend curve detailing their planned expenditures over the Purchase Order period of performance.

The billing value for the individual and cumulative performance milestone events shall not exceed 90 percent of the contract price if on a whole contract basis, or 90 percent of the delivery item price if on a delivery item basis. Final billing shall be based upon delivery requirements found elsewhere in this Purchase Order. Frequency of billing shall occur no more than monthly or as mutually agreed to by Buyer and Seller. Invoice submittals shall:

1.	Identify Purchase Order number;

2.	Identify Performance Milestone Event being invoiced;

3.	Include all required support data as required;

4.	Include current manufacturing schedule noting critical path with projected completion dates, if requested; and,

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5.	Include a certification signed by an officer of Seller attesting to the fact that:

i.	The individual as well as cumulative milestone events being billed for have been completed;

ii.	the payment request is true and correct;

iii.	payments to subcontractors and suppliers have been paid;

iv.	There are no encumbrances against the property;

v.	There has been no change in the financial condition of the Seller.

vi.	The amount of all payments will not exceed the contract price.

vii.	The supporting records of work required under this Purchase Order for the completed milestones are accurate, complete and available to Buyer for review.

b)	Liquidations. All Performance Milestone payments shall be liquidated by deducting from any payment under this Purchase Order, other than advance payments, the unliquidated performance milestone payments. The Seller shall repay to the Buyer any amounts required by a retroactive price reduction, after computing liquidations and payments on past invoices at the reduced prices and adjusting the unliquidated payments accordingly. The Buyer reserves the right to unilaterally change from the ordinary liquidation rate to an alternate rate when deemed appropriate for proper contract financing.

c)	Reduction or Suspension. The Buyer may reduce or suspend Performance Milestone payments after finding on substantial evidence any of the following conditions:

1.	The Seller failed to comply with any material requirement of this Purchase Order.

2.	Performance of this Purchase Order is endangered by the Seller's (i) failure to make progress or (ii) unsatisfactory financial condition.

3.	The Seller is delinquent in payment of the costs of performing this Purchase Order in the ordinary course of business.

d)	Security Interest. By acknowledgement of this Purchase Order, Seller agrees to execute a financing statement (uniform commercial code form 1) giving the Buyer a security interest in the material covered by this Purchase Order and authorizes the Buyer to file said statement in any public office. Payment of performance milestone payments will be withheld until this document is received by the Buyer. At Buyer's request, Seller shall segregate and mark in accordance with Buyer's instructions the material and any and all of the personal property and goods, including without limitation raw materials, inventory, work-in-process, finished goods, drawings, designs, models, tools, dies, molds, and contract rights with respect to which Seller hereby gives a security interest.

At Buyer's request, Seller shall perfect a security interest covering any and all items which the Seller may order from third parties to be used in connection with Buyer's purchase orders for which third parties require advance payments or progress payments. Upon request Seller shall have Seller's subcontractors give Buyer such further assurances, execute such further documents (including financing statements under the uniform commercial code), and perform acts as Buyer may require.

At Buyer's request, Seller shall direct any third party suppliers of goods to be used in connection with Buyer's purchase orders to deliver said goods to the order of Buyer. In the event of Seller's default or in the event Buyer - deems itself insecure (subject to the right to cure set forth below), Buyer may enter Seller's premises and take immediate possession of any collateral hereinabove described, whether payment has been made or not, subject only to the obligations of the Buyer and Seller under this Purchase Order. Should Buyer deem itself insecure it shall provide Seller 30 day’s notice of its concerns and shall permit Seller an opportunity to provide adequate assurance of performance within such 30 day period. Should Seller fail to provide adequate assurance of performance, Buyer shall be free to exercise the rights set forth herein. Except for such rights which may be held by Seller’s financial institution and reflected in an Intercreditor Agreement between Buyer and Seller’s financial institution, the Seller will not create or permit to be created any lien or encumbrance upon the material or any part thereof except as provided herein.

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e)	Risk of Loss. Except to the extent that the Buyer shall have otherwise expressly assumed the risk of loss of property in the event of the loss, theft or destruction of or damage to any such property before its delivery to and acceptance by the Buyer, the Seller shall bear the risk of loss and shall repay the Buyer an amount equal to the unliquidated progress payments based on costs allocable to such lost, stolen, destroyed, or damaged property.

f)	Control of Costs and Property. The Seller shall maintain an accounting system and controls adequate for the proper administration of this clause.

g)	Reports-Access to Records. The Seller will (i) furnish promptly such relevant reports, certificates, financial statements, and other information as may be requested by the Buyer, and (ii) give the Buyer reasonable opportunity to examine the Seller's records, and verify performance of this Purchase Order for administration of this clause.

h)	Special Provisions Regarding Default. If this Purchase Order is terminated pursuant to the clause, entitled "Default," (i) the Seller shall, upon demand, pay to the Buyer the amount of unliquidated milestone payments, and (ii) with respect to all property as to which the Buyer elects not to require delivery under the clause, entitled "Default," title shall vest in the Seller upon full liquidation of Milestone Payments, and the Buyer shall be liable for no payment except as provided by the "Default" clause.

i)	Reservation of Rights. The rights and remedies of the Buyer provided in this clause, shall not be exclusive, and are in addition to any other rights and remedies provided by law or under this Purchase Order. No payment, or vesting of title pursuant to this clause, shall excuse the Seller from performance of his obligations under this Purchase Order, nor constitute a waiver of any of the rights and remedies of the parties under this Purchase Order. No delay or failure of the Buyer in exercising any right, power, or privilege under this clause shall affect any such right, power, or privilege nor shall any single or partial exercise thereof preclude or impair any further exercise thereof or the exercise of any other rights, power, or privilege of the Buyer.

30. REDUCTION OR SUSPENSION OF CONTRACT PAYMENTS UPON FINDING OF FRAUD OR FALSIFICATION

a)	The Buyer may reduce or suspend advance, partial or progress payments to the Seller under this Purchase Order upon a written determination by Buyer that substantial evidence exists that the Seller's request for advance, partial, progress, or milestone (performance based payments) payments is based on fraud, misrepresentation, or falsification. This clause is in addition to any rights or remedies available to the Buyer by law or in equity.

b)	Actions taken by the Buyer under this clause shall not constitute an excusable delay under any terms of this Purchase Order or otherwise relieve the Seller of its obligations to perform under this Purchase Order.

31. CUSTOMER COMMUNICATION

a)	Buyer shall be solely responsible for all liaison and coordination with Buyer’s Customer, any higher tier contractor(s), or the U.S. Government, as it affects any applicable prime contract, for this Purchase Order, and any related order. Except as required by law, Seller shall not communicate with Buyer’s Customer, any higher tier contractor(s), or the U.S. Government, with respect to the applicable prime contract, this Order, and/or any related order without prior written approval from Buyer’s Procurement Representative. No separate approval is needed for meetings that Buyer will also attend. Seller shall promptly notify Buyer’s Procurement Representative of any communications initiated by Buyer’s Customer, any higher tier contractor(s), or the U.S. Government, that affects the applicable prime contract, this Order, and/or any related order.

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NAVAL NUCLEAR PROPULSION INFORMATION (NNPI)

Clauses 32 and 33 only apply if the Purchase Order is for a part or service which involves NNPI. If Seller has any questions as to whether these clauses apply contact Buyer for clarification.

32. NNPI SECURITY CONTROLS AND PROTECTIONS. (Definitions applicable to this clause are provided in OPNAVINST N9210.3.)

a)	Seller will be required to execute an additional security agreement to execute NNPI work done under this Purchase Order, and shall invoke the requirements of that agreement and herein, as appropriate, in all subcontracts which involve access to NNPI.

b)	Naval Nuclear Propulsion Information is defined as that information and/or hardware concerning the design, arrangement, development, manufacturing, testing, operation, administration, training, maintenance, and repair of the propulsion plants of Naval Nuclear Powered Ships including the associated shipboard and shore-based nuclear support facilities.

c)	Seller shall develop and implement written policies and procedures and other safeguards for the safeguarding from actual, potential or inadvertent release by the Seller, or any subcontractor, of any Naval Nuclear Propulsion Information in any form, classified or unclassified. Such safeguards shall ensure that only Governmental, Buyer and Seller parties, including subcontractors, that have an established need-to-know, have access in order to perform Work under this Purchase Order, and then only under conditions which assure that the information is properly protected. Access by foreign nationals or immigrant aliens is not permitted. A foreign national or immigrant alien is defined as a person not a United States citizen or a United States National. United States citizens representing a foreign government, foreign private interest or other foreign nationals, are considered to be foreign nationals for industrial security purposes and the purpose of this restriction. In addition, any and all issue or release of such information beyond such necessary parties, whether or not ordered through an administrative or judicial tribunal, shall be brought to the attention of the Buyer's Customer, Customer’s Contracting Officer for Security via Buyer.

d)	The Buyer's Customer Contracting Officer for Security shall be immediately notified by Seller via Buyer of any litigation, subpoenas, or requests which either seek or may result in the release of Naval Nuclear Propulsion Information.

e)	In the event that a court or administrative order makes immediate review by the Customer Contracting Officer for Security impractical, the Seller agrees to take all necessary steps to notify the court or administrative body of the Navy's interest in controlling the release of such information through review and concurrence in any release.

f)	The Buyer, Buyer’s Customer and Government Officials reserve the right to audit Seller's facilities for compliance with the above restrictions.

g)	Exceptions to these requirements may only be obtained with prior approval from the Commander, Naval Sea Systems Command (Contact SEA 00P3). Seller shall make its request for any exceptions via Buyer.

33. TRANSMISSION ABROAD OF EQUIPMENT OR TECHNICAL DATA RELATING TO THE NUCLEAR PROPULSION OF NAVAL SHIPS

a)	The supplies specified to be delivered under this Purchase Order may relate to the nuclear propulsion of naval ships.

b)	Equipment and technical data defined as NNPI under OPNAVINST N9210.3 shall not be disclosed to foreign nationals.

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c)	For other than equipment or technical defined as NNPI in paragraph (b) above, except with the prior written consent of the Buyer and the Buyer’s Customer Contracting Officer (or his designated representative), the Seller shall not, at any time during or after the performance of this Purchase Order, transmit or authorize the transmittal of, any technical data or equipment as defined in paragraph (d) below:

i.	Outside the United States; or

ii.	Irrespective of location,

1.	To any foreign national, not working on this Purchase Order or any subcontract hereunder; or

2.	To any foreign organization (including foreign subsidiaries and affiliates of the SELLER); or

3.	To any foreign government; or

4.	To any international organization.

d)	As used in this requirement, the following terms shall have the following definitions:

i.	“United States” means the States, the District of Columbia, Puerto Rico, American Samoa, the Virgin Islands, Guam, and any areas subject to the complete sovereignty of the United States;

ii.	“Equipment” means all supplies of the kind specified to be delivered under this Purchase Order, all component parts thereof, and all models of such supplies and component parts; but “equipment” does not include standard commercial supplies and component parts, and models thereof;

iii.	“Technical Data” means all professional, scientific, or technical information and data produced or prepared for the performance of this Purchase Order, or on or for the operation, maintenance, evaluation, or testing of any contract item, whether or not the information and data were specified to be delivered under this Purchase Order including, without limitation, all writings, sound recordings, pictorial reproductions, and drawings or other graphical representations; but “technical data” does not include such information and data on standard commercial supplies and component parts to the extent that the information and data do not relate to the use, operation, maintenance, evaluation and testing of such supplies and component parts in or in connection with any item, or component parts thereof, specified to be delivered under this Purchase Order.

e)	Flow Down Requirement:

i.	The Seller agrees to insert in all subcontracts under Purchase Order provisions which shall conform substantially to the language of this requirement, including this paragraph (e).

ii.	Notwithstanding any other provisions of this requirement, this requirement shall not apply:

1.	Where the transmittal or authorization for the transmittal of equipment or technical data is to be made pursuant to a contract or agreement to which the United States is a party; and

2.	Where the transmittal is to be of equipment or technical data which the Buyer’s Customer Contracting Officer, or designated representative, has declared in writing to be thereafter exempt from this requirement.

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[Statement of Work]

ATTACHMENT NO. 2

FAR/DFARS CLAUSES/PROVISIONS INCORPORATED BY REFERENCE

INCORPORATION OF APPLICABLE CLAUSES, PROVISIONS, AND OTHER REQUIREMENTS FOR COMMERCIAL SUBCONTRACTS

EB – VERSION 01

a.	The Federal Acquisition Regulation (FAR) and Defense Federal Acquisition Regulation Supplement (DFARS) clauses cited below are incorporated by reference as if set forth in full text, and are applicable, including any notes or other language following the clause citation, to this subcontract. The full text of all clauses incorporated by reference is available at http://www.acquisition.gov/. If so identified, this Order is a “rated order” certified for national defense use and Seller shall follow all the requirements of the Defense Priorities and Allocation System (DPAS) Regulation (15 C.F.R. Part 700).

b.	Unless the text in these clauses clearly reserves rights in the Government only, in whole or in part, or as otherwise noted, the terms:

i	“Purchase Order” shall be substituted for “Contract”;

ii	“Purchaser” or “Buyer” for “Government” or “Contracting Officer” or equivalent phrases;

iii	“Seller” for “Contractor”; and

iv	"Seller's lower-tier Seller" for "Subcontractor" when it can so reasonably be interpreted and it is not obvious that the words refer to Buyer’s prime contract, the Government or Contracting Officer, the Buyer, or the Seller itself.

c.	Flow Down Requirement - Seller agrees to flow down the FAR and DFARS clauses as well as those clauses and provisions contained in this document to its lower-tier Sellers and to also require further flow down, where applicable.

d.	BlueForge identification of applicable clause thresholds and further flow down requirements is informational only and is not to be construed as determinative. Seller remains responsible for determining and complying with all clause flow down requirements.

e.	When the materials or products furnished are for use in connection with a U.S. Government contract or subcontract, in addition to BlueForge’s General Terms & Conditions and Special Provisions, the following clauses shall apply, as required by the terms of the prime contract, or by operation of law or regulation. Otherwise, BlueForge’s General Terms and Conditions shall govern in the event of a conflict between these FAR and DFARS clauses and BlueForge’s clauses.

f.	The following clauses set forth in the FAR and DFARS in effect as of the date of the prime contract are incorporated herein by reference with the same force and effect as if they were in full text.

g.	Clauses in this document may not be applicable to specific orders due to the type of Purchase Order to be issued, dollar thresholds under requirements of the FAR, DFARS or Public Law or Mandatory Flow Down requirements of a particular prime contract. Clauses that are not applicable are deemed self-deleting, shall not be removed from this document, and will be considered by all parties to be without force and effect. It is the Seller’s obligation to contact BlueForge regarding any confusion, ambiguity, or questions the Seller may have regarding applicability of the following clauses.

As required by FAR 52.244-6 (Aug 2019) and DFARS 252.244-7000 (Jun 2013) identified below, the following apply:

a.	To the maximum extent practicable, Seller shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or non- developmental items as components of items to be supplied under this purchase order; and

b.	The following Federal Acquisition Regulation (FAR) and Defense Federal Acquisition Regulation Supplement (DFARS) mandatory flow down clauses are incorporated by reference into this purchase order and the terms and conditions applicable thereto with the full force and effect as if invoked in full text.

DFARS/FAR Clause Reference Number	Applicable Threshold (S.A.T. = Simplified Acquisition Threshold in FAR Part 2.101)	DFARS/FAR Clause Title	Applicable Revision
52.203-13	>$5,500,000 & Performance period of >120 days	Contractor Code of Business Ethics and Conduct (41 U.S.C. 3509)	Jun-2020
52.203-15	All	Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009 (Section 1553 of Pub. L. 111-5), if this subcontract is funded under the Recovery Act.	Jun-10
52.203-19	All	Prohibition on Requiring Certain Internal Confidentiality Agreements or Statements	Jan-17
52.204-10	All	Reporting Executive Compensation and First Tier Subcontract Awards	Oct-18
52.204-13	All	System for Award Management Maintenance	Oct-18
52.204-21	All	Basic Safeguarding of Covered Contractor Information Systems	Jun-16
52.204-23	All	Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities	Jul-18
52.204-25	All	Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment.	Aug-20

52.219-8	All	Utilization of Small Business Concerns (15 USC 637(d)(2) and (3)) Applies if this purchase order offers further subcontracting opportunities. If this purchase order (except subcontracts to small business concern) exceeds $700,000 ($1,500,000 for construction of any public facility), the Seller must include 52.219-8 in its lower-tier subcontracts that offer subcontracting opportunities.	Oct-18
52.222-21	All	Prohibition of Segregated Facilities	Apr-15
52.222-26	All	Equal Opportunity (E.O. 11246) (See note 1.)	Sep-16
52.222-35	All	Equal Opportunity for Veterans (38 U.S.C. 4212(a)) (See Note 1.)	Jun-20
52.222-36	All	Equal Opportunity for Workers with Disabilities (29 U.S.C. 793) (See Note 1.)	Jun-20
52.222-37	All	Employment Reports on Veterans (38 U.S.C. 4212)	Feb-16
52.222-40	All	Notification of Employee Rights Under the National Labor Relations Act (E.O. 13496) If flow down is required in accordance with paragraph (f) of FAR clause 52.222-40.	Dec-10
52.222-50	All	Combating Trafficking in Persons (22 U.S.C. chapter 78 and E.O. 13627). (B) Alternate I of 52.222-50 (22 U.S.C. chapter 78 and E.O. 13627).	Jan-19
52.222-55	All	Establishing Minimum Wage for Contractors (E.O. 13658)	Dec-15
52.222-62	All	Paid Sick Leave Under Executive Order 13706	Jan-17
52.224-3	All	Privacy Training	Jan-17
52.225-26	All	Contractors Performing Private Security Functions Outside the United States (Section 862, as amended, of the National Defense Authorization Act for Fiscal Year 2008; 10 U.S.C. 2302 Note).	Oct-16
52.232-40	All	Providing Accelerated Payments to Small Business Subcontractors If flow down is required in accordance with paragraph (c) of FAR clause 52.232-40.	Dec-13
52.247-64	All	Preference for Privately Owned U.S. –Flag Commercial Vessels (46 U.S.C. App 1241 and 10 U.S.C. 2631) Flow down required in accordance with paragraph (d) of FAR clause 52.247-64).	Feb-06
252.244-7000	All	Subcontracts for Commercial Items and Commercial Component (DoD Contracts) (In accordance with the requirements of DFARS 252.244-7000 and the Buyer’s prime contract, the following DFARS clauses also apply.)	Jun-13
252.203-7000	All	Requirements Relating to the Compensation of Former DoD Officials	Sep-11
252.203-7003	All	Agency Office of the Inspector General	Dec-12
252.204-7004	All	Antiterrorism Awareness Training for Contracts	Feb-19
252.204-7009	All	Limitations on the Use or Disclosure of Third-Party Contractor Reported Cyber Incident Information	Oct-16
252.204-7012	All	Safeguarding Covered Defense Information and Cyber Incident Reporting herein invoke NIST SP 800-171 Revision 1 (December 2016), for references to National Institute of Standards and Technology (NIST) Special Publication (SP) 800-171, “Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations.”	Oct-16
252.204-7015	All	Notice of Authorized Disclosure of Information for Litigation Support	May-16
252.204-7020		NIST SP 800-171 DoD Assessment Requirements	Nov-20
252.211-7003	All	Item Identification and Valuation Applies with some exceptions. Contact BlueForge to confirm applicability.	Jun-13
252.211-7007	All	Reporting of Government- Furnished Property	Aug-12
252.223-7008	All	Prohibition of Hexavalent Chromium	June-13
252.225-7001	All	Buy American and Balance of Payment Program - Basic (All Purchase Order Line Items to be delivered must satisfy the requirements of DFARS 252.225- 7001. Any item delivered or to be delivered that does not meet the requirements shall be promptly identified to the Buyer in writing for a determination of acceptability of the item(s).)	Dec-17
252.225-7002	All	Qualifying Country Sources as Subcontractors	Dec-17
252.225-7007	All	Prohibition on Acquisition of Certain Items from Communist Chinese Military Companies	Dec-18
252.225-7009	All	Restriction on Acquisition of Certain Articles Containing Specialty Metals (10 U.S.C. 2553b) (Applies in its entirety, less paragraph (d), in all subcontracts, at any tier, for articles containing “specialty metals”.)	Oct-14

252.225-7012	All	Preference for Certain Domestic Commodities	Dec-17
252.225-7015	All	Restriction on Acquisition of Hand or Measuring Tools	Jun-05
252.225-7016	All	Restriction on Acquisition of Ball and Roller Bearings	Jun-11
252.225-7038	All	Restriction on Acquisition of Air Circuit Breakers	Dec-18
252.226-7001	>$500,000	Utilization of Indian Organization, Indian-Owned Economic Enterprises, and Native Hawaiian Small Business Concerns	Apr-19
252.227-7013 & Alt II	All	Rights in Technical Data-Non Commercial Items (Feb 2014) and Alt II (Mar 2011)	Feb-14 & Alt II Mar-11
252.227-7015 And Alt I	All	Technical Data – Commercial Items (Feb 2014) and Alt I (Dec 2011)	Feb-14 & Alt I Dec-11
252.227-7037	All	Validation of Restrictive Markings on Technical Data	Sep-16
252.243-7002	> S.A.T.	Request for Equitable Adjustment (Applies if the REA exceeds the Simplified Acquisition Threshold (SAT) as defined at FAR 2.101.	Dec-12
252.246.7003	All

Notification of Potential Safety Issues

i. This clause applies to this subcontract and to all lower-tier subcontracts at any tier meeting the requirements described in this clause. It applies in subcontracts for – (i) Parts identified as critical safety items; (ii) Systems and subsystems, assemblies, and subassemblies integral to a system; or (iii) Repair, maintenance, logistics support, or overhaul services for systems and subsystems, assemblies, subassemblies, and parts integral to a system.

ii. Buyer will identify parts identified as “critical safety items”, if any, upon Seller’s request.

iii. Seller is responsible for providing the notifications required by this clause to BlueForge in writing for itself and for its lower-tier subcontractors at any tier.

Jun-13
252.246-7008	All	Sources of Electronic Parts If the Seller documents to BlueForge that electronic parts provided under this purchase order are new or previously unused, then the actions listed in DFARS 252.246-7008 (Oct 2016) paragraph (b)(3)(ii) will not apply.	May-18
252.247-7023	All

Transportation of Supplies by Sea (10 U.S.C. 2631)

(a) This clause, including paragraph (h), applies if this purchase order exceeds the simplified acquisition threshold specified in FAR Part 2; or

(b) This clause, paragraphs (a) through (e) and paragraph (h), apply if this purchase order is at or below the simplified acquisition threshold specified in FAR Part 2.

Feb-19
In addition to the clauses required by FAR 52.244-6 and DFARS 252.244-700 identified above, the following clauses also apply:
52.204-9	All	Personal Identity Verification of Contractor Personnel (This clause applies to this subcontract when the subcontractor (“Contractor” as used below refers to the Seller/subcontractor) is required to have routine access to a Federally-controlled facility and/or routine access to a Federally-controlled information system. Further flow down may be required.)	Jan-11
252.225-7048	All	Export-Controlled Items	Jun-13

Note 1: Clauses above referring to this Note 1 do not apply for that portion of work under this Purchase Order or any subcontract hereunder that is performed outside the United States by employees who were not recruited within the United States.

In addition to the requirements specified above, the following additional clauses also apply. Further flow down may be required:

1.	FAR 52.203-11, CERTIFICATION AND DISCLOSURE REGARDING PAYMENTS TO INFLUENCE CERTAIN FEDERAL TRANSACTIONS (SEPT 2007) (MODIFIED)

(Applies if this order exceeds or is expected to exceed $150,000.)

If this order exceeds or is expected to exceed $100,000, Seller (“offeror”) makes the following certification and disclosure and agrees to certify and disclose accordingly:

(a) Definitions. As used in this provision—“Lobbying contact” has the meaning provided at 2 U.S.C. 1602(8). The terms “agency,” “influencing or attempting to influence,” “officer or employee of an agency,” “person,” “reasonable compensation,” and “regularly employed” are defined in the FAR clause of this solicitation entitled “Limitation on Payments to Influence Certain Federal Transactions” (52.203-12).

(b) Prohibition. The prohibition and exceptions contained in the FAR clause of this solicitation entitled “Limitation on Payments to Influence Certain Federal Transactions” (52.203-12) are hereby incorporated by reference in this provision.

(c) Certification. The offeror or Seller, by signing its offer or accepting this Purchase Order, hereby certifies to the best of its knowledge and belief that no Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on its behalf in connection with this solicitation; the awarding of this purchase order or Buyer’s prime contract.

(d) Disclosure. If any registrants under the Lobbying Disclosure Act of 1995 have made a lobbying contact on behalf of the offeror with respect to this contract, the offeror shall complete and submit, with its offer, OMB Standard Form LLL, Disclosure of Lobbying Activities, to the Buyer’s Contracting Officer via Buyer, to provide the name of the registrants. The offeror need not report regularly employed officers or employees of the offeror to whom payments of reasonable compensation were made.

(e) Penalty. Submission of this certification and disclosure is a prerequisite for making or entering into this contract imposed by 31 U.S.C. 1352. Any person who makes an expenditure prohibited under this provision or who fails to file or amend the disclosure required to be filed or amended by this provision, shall be subject to a civil penalty of not less than $10,000, and not more than $100,000, for each such failure.

(f) Seller shall include the language of this certification in all subcontract awards at any tier and require that all recipients of subcontract awards in excess of $100,000 shall certify and disclose accordingly.

2.	FAR 52.203-12, LIMITATION ON PAYMENTS TO INFLUENCE CERTAIN FEDERAL TRANSACTIONS (OCT 2010)

(Applies if this order exceeds $150,000. When this clause applies, FAR 52.203-11, Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions, also applies and Seller shall certify and disclose accordingly.)

Incorporated into this order by reference.

3.	FRAUD OR FALSIFICATION

Seller shall include all provisions of the following text including this sentence in all lower-tier subcontracts under this Purchase Order.

a.	This Purchase Order is a subcontract or lower-tier subcontract under a Government prime contract. As such, activities thereunder are within the jurisdiction of the U.S. Government. Any knowing and willful act to falsify, conceal, or alter a material fact, or any false, fraudulent or fictitious statement or representation in connection with the performance of work under this purchase order may be punishable in accordance with applicable Federal statutes.

b.	Seller shall include the following statement preprinted on each Certificate of Conformance initiated by the Seller and provided to the Buyer in connection with this purchase order:

“NOTE: The recording of false, fictitious or fraudulent statements or entries on this document may be punishable as a felony under Federal Statute.”

Federal Law (18 USC 1001) provides, in part, as follows:

“Except as otherwise provided in this section, whoever, in any matter within the jurisdiction of the executive, legislative, or judicial branch of the Government of the United States, knowingly and willfully –

(1)	falsifies, conceals or covers up by any trick, scheme, or device, a material fact;

(2)	makes any materially false, fictitious or fraudulent statements or representations; or

(3)	makes or uses any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, shall be fined under this title or imprisoned not more than 5 years, or if the offense involves international or domestic terrorism (as defined in section 2331), imprisoned not more than 8 years, or both. …”

Seller agrees that all employees or other persons engaged in or who will be engaged in the performance of work under this Purchase Order, will be, if they have not been previously, informed in writing of the above language and that there is a risk of Federal criminal penalties associated with any knowing and willful falsification, concealment, or misrepresentation in connection with work performed under Government contracts and subcontracts such as this Purchase Order.

c.	Seller will make employees aware of the above prior to them commencing work under this purchase order. Any inability or unwillingness of a lower-tier supplier to comply with this provision should be documented in writing and submitted to the Purchaser.

4.	EQUIPMENT CONTAINING COMPUTERS AND/OR COMPUTER SOFTWARE. The Seller shall be responsible for providing Buyer with a Software Development Plan for all equipment containing computer hardware, computer software, and/or computer off the shelf software that will be utilized for the development, control, or modification of deliverable products.

a.	The Seller’s Software Development Plan shall contain a written statement of work as part of the proposal in response to the request for quotation.

b.	The Seller’s Software Development Plan must be approved by the Buyer.

c.	After award the Seller shall submit the Software Statement of Work on a Vendor Procedure Approval Request Form.

d.	Failure to submit the correct forms and receive approval for the Software Development Plan may result in delays of payment for deliverables.

5.	Duty-Free Entry –Basic (Nov 2014) When a shipment is eligible for duty-free entry under this clause, Seller is to request in writing duty-free entry eligibility via Buyer and to request that Buyer provide the information required by the clause to allow Seller to comply. Buyer will, upon approval to disclose, provide Seller with the information required. Special marking, labeling, and packaging apply. Further flow down may be required.

In addition, when this clause applies, Seller is to include the Buyer's prime contract number on all shipping documents submitted to U.S. Customs for which duty-free entry is being claimed pursuant to this clause.

Seller is to coordinate all shipments under this order with the Buyer. If a prospective import into the United States is eligible for duty-free entry (DFE) due to its classification in the Harmonized Tariff Schedule of the U.S. (HTSUS) or due to a Trade Agreement, Seller is to take necessary actions to allow Buyer to obtain DFE. If not, Seller is to refer DFARS 252.225-7013, Duty-Free Entry, and is to determine with the Buyer whether the prospective import into the U.S. is eligible for DFE under the DFARS clause(s) and take necessary actions to allow Buyer to obtain DFE. Special marking, labeling, and packaging requirements apply.

ATTACHMENT NO. 3

[Details of Insurance Requirements]

Supplier Development Fund Addendum for Equipment and Facility Related Investments

WHEREAS, the funds have been authorized for submarine industrial base expansion (the “Funds”);

WHEREAS, the Navy has provided the Funds to Electric Boat Corporation (to disseminate to the industrial base);

WHEREAS, the Funds are to be used to expand the capabilities of the second and third tier contractors (individually, the “Seller”) of Electric Boat Corporation and Huntington Ingalls Incorporated (individually, the “Buyer”) in support of the of Buyer’s Government Contracts;

WHEREAS, Electric Boat Corporation has selected BlueForge Alliance to manage, administer and disseminate a select portion of those Funds;

WHEREAS, the term “SDF Collateral” as used herein shall mean the equipment, machinery, fixtures, raw materials, inventory, work in process, finished goods, drawings, designs, models, tools, dies, molds, now or hereafter acquired with the Funds, and any increases, additions, accessions, substitutions, proceeds (including insurance proceeds), contracts, contract rights and shop orders related thereto, and related services and technology connected to the Funds for the manufacturing capacity improvements intended to support Submarine Industrial Base expansion;

WHEREAS, the SDF Collateral as used herein shall be the asset of the Seller subject to the conditions herein and as specifically detailed in a purchase order;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Seller agrees as follows:

A.	Use of Funds

1.	Seller agrees that it shall complete/procure/secure/perform awards to secure SDF Collateral for the benefit of the Buyer and its Customer. Seller understands and agrees that the Funds provided are solely for the purpose of procuring the SDF Collateral.

2.	Seller shall ensure that all SDF Collateral procured with the Funds are kept in good working order and are maintained in accordance with all required maintenance and care instructions. Seller understands and agrees that BlueForge Alliance, Buyer or Buyer’s Customer will be entitled to records of SDF Collateral maintenance upon request. Seller is responsible for all costs associated with SDF Collateral maintenance and any required repair or refurbishment. Additionally, Seller shall not charge profit on any of the SDF Collateral procured with the Funds. Seller agrees that it shall not mark up or inflate the costs of procuring the SDF Collateral by applying its own profit.

3.	Seller agrees and understands that BlueForge Alliance may audit all proposal and purchase order documentation associated with this Addendum and the Funds, and that the same documentation is subject to audit by the Buyer or Buyer’s Customer.

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4.	Seller shall use consistent accounting practices to account for Funds and BlueForge Alliance shall have the right to audit accounting records regarding expenditure of the Funds at any time and Seller agrees to provide the same access to Buyer or Buyer’s Navy Customer.

5.	Seller shall provide invoices from their suppliers for all materials, services, tooling, equipment or other items procured in furtherance of procurement of the SDF Collateral. Seller agrees and understands that, upon request, BlueForge Alliance may provide the same documentation to the Buyer or Buyer’s Customer.

6.	BlueForge Alliance may inspect all SDF Collateral at reasonable times and places, and such access shall be further granted to the Buyer or Buyer’s Customer.

B.	Assurance of Capacity and Supply

1.	In exchange for receiving the Funds for the SDF Collateral, Seller will produce supplies, at a reasonable price and as required in the original award or as such award as modified in such quantity, quality, specifications, and schedule for the Buyer, Buyer’s Suppliers, and Buyer’s Customer.

2.	Seller will have an obligation to bid on all Buyer’s, Buyer’s Supplier’s, and the United States Government’s request(s) for purchase(s) for which Seller would utilize the SDF Collateral for a period of ten (10) years following operational status of SDF Collateral.

3.	Seller will prioritize all Buyer's Orders over all other work that may be performed on or with the SDF Collateral.

4.	Notwithstanding the foregoing, nothing herein guarantees that the Seller will receive a contract for future work with Buyer, nor any requests to bid.

C.	Reporting Requirements

1.	Seller shall report the following information to BlueForge Alliance:

a.	Initial project plan including business case, shortfall to be addressed Seller’s capacity, anticipated cost savings, and Return on Investment reporting criteria associated with the SDF Collateral;

b.	Regular reports on progress of SDF Collateral, including all invoices for materials, services, and tooling/equipment in support of the SDF Collateral;

c.	Report on completion or operational status of the SDF Collateral; and

d.	Any other information BlueForge Alliance requires to support justification for the SDF Collateral provided to the Seller.

2.	Following operational status of the SDF Collateral, Seller shall regularly report on the status of the realized cost savings and return on investment benefits identified to BlueForge Alliance for the benefit of the Buyer and its Customer. The Seller further agrees and understands that requests for this information may come directly from the Buyer or Buyer’s Customer, and that such request shall be honored at no additional cost to the Buyer.

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D.	Pass-Through

1.	In the event Seller breaches any of its obligations under this Addendum or any of its obligations under a future purchase order with the Buyer or Buyer’s Suppliers, or if Seller becomes insolvent or suffers a material, adverse change in financial condition Seller agrees that BlueForge Alliance will pass through the following remedies to the Buyer and Buyer shall have the right to exercise these remedies at its sole discretion:

a.	Require Seller to turn over SDF Collateral to Buyer (or directly to its Navy Customer, as may be required;

b.	At no additional cost to the Buyer, allow Buyer, Buyer’s Representative(s) (e.g. Buyer subcontractors), or Buyer’s Navy Customer use of the SDF Collateral at/in Seller’s facilities to complete scheduled deliveries; or,

c.	Any combination of the above.

E.	Liens

1.	Seller shall ensure that all SDF Collateral is free from prior liens, and shall take all necessary action to grant BlueForge Alliance, for itself, Buyer, and Buyer’s Navy Customer the ability to exercise the remedies contained in this Addendum.

2.	The Seller hereby irrevocably authorizes BlueForge Alliance at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the SDF Collateral for the purpose of perfecting, confirming, continuing, or enforcing the security interest granted by the Seller hereunder. The Seller agrees to provide all information required by BlueForge Alliance pursuant to this request.

3.	At the time the SDF Collateral becomes subject to the lien and security interest created by this Addendum and thereafter, Seller shall ensure the SDF Collateral is kept free and clear of any lien, security interest, encumbrance, claim, option, or right of others except for the security interests created by this Addendum. The parties acknowledge that BlueForge Alliance and seller’s financial institution have entered into a separate intercreditor agreement setting forth the respective parties rights and obligations in the SDF Collateral.

4.	Notwithstanding the foregoing, BlueForge Alliance, may secure the discharge or release of any third party lien in which case Seller shall reimburse BlueForge Alliance for the costs of securing such discharge or release (which cost shall include any reasonable expenses, including reasonable attorneys’ fees, incurred in connection therewith) by deducting such sum from any payments due or to become due to Seller. In the event such cost is in excess of the amount of any such reimbursement by deductions, Seller shall pay the amount of such excess upon demand.

F.	Prohibited Future Charges

1.	Seller’s overhead charges on this and any subsequent purchase orders with the Buyer or Buyer’s Customer will not include any costs associated with SDF Collateral procured by Seller with the Funds. Additionally, costs associated with facility upgrades and additions will not be passed on to BlueForge Alliance, Buyer, or Buyer’s Customer. BlueForge Alliance may request all necessary records to enforce this provision, and the same such access shall be granted to the Buyer, and Buyer’s Customer.

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G.	Survival, Order of Precedence and Flow-Down

1.	BlueForge Alliance may exercise the remedies available to it in this Addendum or its purchase order with Seller (“Purchase Order”) if Seller fails to perform any of its obligations.

2.	In addition to any surviving clauses delineated in this addendum Seller agrees and understands that to the extent that the benefit, guarantee, or other conditions contained herein, shall to the fullest extent that is able, pass to the Buyer and Buyer’s Customer.

3.	This Addendum is entered into in addition to BlueForge Alliance’s standard terms and conditions. Notwithstanding anything to the contrary herein or in the Purchase Order, if any inconsistences are identified or should arise between this Addendum and any of the Purchase Order documents, this Addendum shall take precedence.

4.	Seller shall include the conditions this Addendum in all subcontracts issued with the Funds in a manner which protects the interest of BlueForge Alliance, the Buyer and Buyer’s Customer.

This Addendum is hereby agreed to and accepted by an authorized representative of the Seller.

COMPANY NAME	Elmet Technologies LLC
SIGNATURE	/s/ Peter V. Anania
PRINTED NAME	Peter V. Anania
TITLE	President
DATE	8/7/2025

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